Filed Pursuant to Rule 424(b)(3)
Registration No. 333-214496

PROSPECTUS

NORTHWEST NATURAL GAS COMPANY

DIVIDEND REINVESTMENT AND

DIRECT STOCK PURCHASE PLAN

Common Stock

Northwest Natural Gas Company (NW Natural) has established its Dividend Reinvestment and Direct Stock Purchase Plan (Plan) to provide participants with a convenient way to purchase shares of common stock and reinvest all or a portion of the cash dividends paid on common stock in additional shares of NW Natural’s common stock.

Participants in the Plan may:

•	Reinvest cash dividends paid on the participants’ shares of NW Natural’s common stock in additional shares of common stock;

•	Increase their investment in NW Natural’s common stock by making optional cash payments of not less than $50 per investment and not more than $250,000 per calendar year, which maximum amount may be waived at our discretion, and continue to receive cash dividends on shares registered in their names or held in certificate form;

•	Make an initial investment in NW Natural’s common stock with a cash investment of at least $250;

•	Deposit certificates representing common stock into their Plan accounts for safekeeping;

•	Sell shares of common stock credited to their Plan accounts;

•	Request that any number of whole shares credited to their Plan accounts be moved to NW Natural’s direct registration system or that certificates be issued to them for such shares; and

•	Withdraw from the Plan at any time.

Shares purchased under the Plan will, at NW Natural’s option, be (i) authorized but unissued shares purchased directly from NW Natural, (ii) shares purchased in the open market or in privately negotiated transactions, or (iii) any combination of the foregoing. Any open market or privately negotiated purchases will be made through an independent agent. This prospectus relates to the offer and sale of up to 541,526 shares of common stock offered under the Plan.

Investors currently participating in the Plan will remain enrolled in the Plan and do not have to take any action unless they wish to terminate participation or change an election in the Plan.

NW Natural’s common stock is listed on the New York Stock Exchange and trades under the ticker symbol “NWN.”

To the extent required by applicable law in certain jurisdictions, shares of common stock offered under the Plan to certain persons are offered only through a registered broker/dealer in such jurisdictions.

See the discussion of risk factors on page 2 of this prospectus and as contained in NW Natural’s annual, quarterly and current reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, which are incorporated by reference into this prospectus, to read about certain factors you should consider before purchasing any of the securities being offered.

NW Natural’s principal executive offices are located at One Pacific Square, 220 N.W. Second Avenue, Portland, Oregon 97209, and its telephone number is (503) 226-4211.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 18, 2016.

You should rely only on the information contained in this prospectus and the documents that have been incorporated by reference. NW Natural has not authorized anyone else to provide you with different information. NW Natural is not making an offer of the common stock in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, as well as the information NW Natural has previously filed with the Securities and Exchange Commission that NW Natural incorporates by reference, is accurate as of any date other than the date thereof.

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WHERE YOU CAN FIND MORE INFORMATION

NW Natural files annual, quarterly and other reports and other information with the SEC. Reports, proxy statements and other information filed by NW Natural can be read and copied at the public reference room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You can obtain additional information about the Public Reference Room by calling the SEC at 1-800-SEC-0330.

In addition, the SEC maintains a Web site (http://www.sec.gov) that contains reports, proxy statements and other information filed electronically by NW Natural. NW Natural also maintains a Web site (http://www.nwnatural.com). Information contained on NW Natural’s Web site does not constitute part of this prospectus.

The SEC allows NW Natural to “incorporate by reference” the information that NW Natural files with the SEC, which means that NW Natural may, in this prospectus, disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. NW Natural is incorporating by reference the documents listed below (other than any portions of such documents that are deemed to be furnished and not filed) and any future filings NW Natural makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (Exchange Act), until NW Natural sells all of the common stock described in this prospectus. Information that NW Natural files in the future with the SEC will automatically update and supersede this information.

We hereby incorporate by reference into this prospectus the following documents that we have filed with the SEC under the Securities Exchange Act File No. 001-15973:

•	NW Natural’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

•	NW Natural’s Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2016.

•	NW Natural’s Current Reports on Form 8-K filed with the SEC on February 5, 2016, March 21, 2016, June 2, 2016, July 29, 2016, September 2, 2016 (as amended on September 23, 2016) and November 16, 2016.

•	The description of our common stock as set forth in our Registration Statement on Form 8-A/A filed with the SEC on October 26, 2016.

You may request a copy of these documents, at no cost to you, by writing or calling Shareholder Services, Northwest Natural Gas Company, One Pacific Square, 220 N.W. Second Avenue, Portland, Oregon 97209, telephone 503-226-4211, extension 2402.

FORWARD-LOOKING STATEMENTS

This document does, and the documents incorporated herein by reference may, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (Securities Act), and Section 21E of the Exchange Act. Although NW Natural believes these statements are based on reasonable assumptions, no assurance can be given that actual results will not differ from those in the forward-looking statements contained herein and in the incorporated documents. The forward-looking statements contained herein and in the incorporated documents may be affected by various uncertainties. For a further discussion of forward-looking statements and of factors which may affect forward-looking statements contained herein and in the incorporated documents, see NW Natural’s most recent Annual Report on Form 10-K and any of its Quarterly Reports on Form 10-Q filed after that Annual Report on Form 10-K.

NW NATURAL

NW Natural is principally engaged in the distribution of natural gas in Oregon and southwest Washington. NW Natural and its predecessors have supplied gas service to the public since 1859. NW Natural’s executive offices are located at One Pacific Square, 220 N.W. Second Avenue, Portland, Oregon 97209. Its telephone number is 503-226-4211.

RISK FACTORS

Investing in the common stock involves certain risks. You are urged to read and consider the risk factors described in NW Natural’s annual, quarterly and current reports filed with the SEC under the Exchange Act, which are incorporated by reference into this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information NW Natural includes or incorporates by reference in this prospectus. You should also be aware that new risks may emerge in the future at any time, and NW Natural cannot predict such risks or estimate the extent to which they may affect NW Natural’s financial condition or performance.

You should also consider specific risk factors such as:

The price of NW Natural’s common stock may rise during the period between making an optional cash payment, receipt of the payment by the Plan administrator and the actual purchase of the stock.

Participants in the Plan have no control over or authority to direct the timing or price at which shares of common stock are purchased for their accounts. You bear this risk by participating in the Plan. You will not earn interest on funds held by the Plan administrator pending their investment in common stock.

The price of NW Natural common stock may fall during the period between a request for sale, receipt of the request by the Plan administrator and the sale in the open market.

Participants should be aware that the price of NW Natural common stock may fall during the period between a request for sale, receipt of the request by the Plan administrator and the sale of the stock in the open market. You bear this risk by participating in the Plan. Therefore, you should evaluate this possibility when deciding whether and when to sell any shares through the Plan.

THE PLAN

DESCRIPTION OF THE PLAN

The provisions of the Plan in effect on and after the date hereof are presented in the following questions and answers.

Purpose

1.	WHAT IS THE PURPOSE OF THE PLAN?

The Plan provides interested investors with a convenient method of purchasing NW Natural’s common stock directly through the Plan administrator and provides current shareholders with a convenient method of investing cash dividends on their NW Natural shares in additional shares of common stock. At NW Natural’s option, shares purchased under the Plan will be (a) authorized but unissued shares purchased directly from NW Natural, (b) shares purchased in the open market or in privately negotiated transactions, or (c) any combination of the foregoing. When shares purchased under the Plan are acquired directly from NW Natural, NW Natural will receive additional equity funds which will be added to its general funds and used for its continuing construction program and general corporate purposes as described in “Use of Proceeds.”

Advantages

2.	WHAT ARE THE ADVANTAGES OF THE PLAN?

•	Investors who are not shareholders may enroll in the Plan by making an initial cash investment of at least $250.

•	Participants in the Plan may elect to have cash dividends on all or a portion of the shares of common stock registered in their names (Registered Shares) and cash dividends on all the shares of common stock in their Plan accounts (Plan Shares) automatically reinvested. All shares purchased under the Plan will be credited to and, unless otherwise requested, held in participant’s accounts under the Plan. Cash dividends which are not reinvested will be paid to participants by check or through electronic direct deposit.

•	Participants in the Plan may make optional cash payments (including payments made by authorizing direct debit from their personal bank accounts), after the initial investment, of up to a maximum amount of $250,000 per calendar year, which maximum amount may be waived at our discretion.

•	Full investment of funds is possible under the Plan because both full and fractional shares will be credited to participants’ Plan accounts.

•	Participants may enroll and manage their Plan accounts through the Agent’s website at http://www.amstock.com.

•	Personal recordkeeping is simplified by the issuance of statements showing account activity. Statements of account are a participant’s continuing record of transactions and should be retained for tax purposes.

•	Participants may sell shares of common stock held or deposited in their Plan accounts.

Disadvantages

3.	WHAT ARE THE DISADVANTAGES OF THE PLAN?

•	A participant will have no control over the prices at which shares are purchased or sold for his or her account, because:

•	purchases for the participant’s account will be made during periods prescribed under the Plan. See Questions 10 and 15; and

•	participants cannot designate a specific price or a specific date at which to sell shares or select the broker through which sales will be made. See Question 20.

Therefore, the participant will bear the risk of fluctuations in the market price of NW Natural’s common stock. See “Risk Factors.”

•	A participant will not receive any interest on dividends or optional cash payments held by the Plan administrator before the investment date.

•	In the event that shares purchased under the Plan will be purchased in the open market or in privately negotiated transactions, participants in the Plan will pay a pro rata share of any brokerage fees and transaction costs incurred in connection with purchases of shares.

Other Features

4.	WHAT ARE OTHER FEATURES OF THE PLAN?

•	Non-shareholders of legal age may participate in the Plan by making a minimum initial cash investment of $250 to purchase NW Natural’s common stock under the terms of the Plan.

•	For each meeting of shareholders, participants will receive proxies that will enable them to vote both Registered Shares and Plan Shares.

Administration

5.	WHO ADMINISTERS THE PLAN?

By participating in the Plan, each participant designates American Stock Transfer & Trust Company, LLC (AST) (or a successor thereto) as his or her Agent under the Plan. The Agent will administer the Plan, receive and hold participants’ funds pending investment in additional shares of common stock, effect transfers of common stock, keep a continuous record of participation and prepare and send to each participant statements of the participant’s Plan account. Shares purchased under the Plan will be registered in the name of the Agent (or its nominee) and held by the Agent for each participant in the Plan. In the event that AST ceases to act as the Plan administrator, NW Natural will appoint a new Plan administrator to act as Agent and administer the Plan.

The Agent will use a broker-dealer registered under the Securities Exchange Act of 1934, as amended (Purchasing Representative) to act as an independent agent on behalf of Plan participants in purchasing and selling shares for participants in the open market or in privately negotiated transactions. Subject to the objective of obtaining the lowest over-all costs of shares purchased, the Purchasing Representative will have full discretion as to all matters relating to purchases of shares.

The law in some jurisdictions requires NW Natural to offer shares through this Plan only through a registered broker/dealer. In those instances, the Purchasing Representative will also act as the registered broker/dealer.

NW Natural reserves the right to interpret and administer the Plan as deemed necessary or desirable, including the right to limit or deny participation in the Plan where circumstances warrant. The terms and conditions of the Plan and its operation shall be governed by and construed in accordance with the laws of the State of Oregon. None of NW Natural, AST, or its Purchasing Representative will be liable for any act done in good faith or for any omission to act in good faith, provided that NW Natural shall not be relieved from any liability imposed under any federal, state or other applicable securities law which cannot be waived. You should recognize that NW Natural cannot assure you of a profit or protect you against a loss on shares purchased or sold under the Plan. A participant participates in the Plan at his or her sole discretion, risk and responsibility. See “Risk Factors.”

6.	WHO SHOULD I CONTACT WITH QUESTIONS CONCERNING THE PLAN AND ITS ADMINISTRATION?

Participants may contact the Agent:

•	by writing to:

For inquiries:	For transaction processing:
American Stock Transfer & Trust Company, LLC 6201 15th Avenue Brooklyn, NY 11219	American Stock Transfer & Trust Company, LLC P.O. Box 922 Wall Street Station New York, NY 10269-0560

•	by calling 1-888-777-0321 from 8 a.m. to 8 p.m. ET, Monday through Friday. The interactive voice response is available 24 hours a day, 7 days per week.

•	by email at info@amstock.com, or

•	by visiting the Agent’s website at http://www.amstock.com.

Existing shareholders may log into their accounts at www.amstock.com by clicking on “Shareholder Account Access” and following the instructions.

Non-shareholders may enroll in and purchase shares under the Plan at www.amstock.com by clicking on “Invest Online” and following the instructions.

7.	MAY THE PLAN BE SUSPENDED, MODIFIED OR DISCONTINUED?

The Board of Directors of NW Natural reserves the right to amend, suspend, modify or terminate the Plan at any time, including, but not limited to, the right to modify the fees and commissions charged to participants. Notice of any such amendment, suspension, major modification or termination of the Plan would be provided to all participants. Upon termination of the Plan, the Agent will send you a certificate or a statement evidencing electronically issued shares credited to your account for whole Plan Shares held in your account at the time of termination and a check for the cash value of any fractional Plan Shares held at such time.

Eligibility

8.	WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN?

The Plan is available to any person of legal age or entity, whether or not a holder of NW Natural’s common stock, provided that such person or entity fulfills the prerequisites for participation described under Question 9 and participation would not violate the securities or other laws of the state, territory or country where the participant resides that are applicable to NW Natural, the Plan or the participant. Shares for which dividends are reinvested by the Plan must be Registered Shares or Plan Shares. Beneficial owners of NW Natural common stock are owners whose shares are held in a brokerage account by a bank, broker or other custodial institution in “street name.” In order to participate in the Plan, such beneficial owners must request the bank, broker or other custodial institution to have such shares registered in the owner’s name. Alternatively, such beneficial owners may participate in the Plan indirectly by requesting the bank, broker or custodial institution to participate on the owner’s behalf.

In certain jurisdictions, applicable laws require NW Natural to use a registered broker-dealer to offer common stock under the Plan to persons not presently shareholders of record. No offers or sales will be effected in those jurisdictions unless NW Natural has satisfied the requirements of the state securities laws applicable to the operation of the Plan. To the extent required by applicable law in certain jurisdictions, NW Natural will offer shares of common stock under the Plan to persons not presently shareholders of record of common stock only through a registered broker/dealer in those jurisdictions. The Agent will select a registered broker/dealer through whom NW Natural will offer shares in those instances and for all Plan trading activity.

A Plan prospectus and enrollment or application information will be furnished upon request made to the Agent or it may be obtained from the Agent’s website at http://www.amstock.com.

Participation

9.	HOW DO I ENROLL IN THE PLAN OR CHANGE MY METHOD OF PARTICIPATION?

Current participants will automatically be participants in the Plan as amended to date, and need do nothing to continue their participation.

After receiving a copy of this prospectus, shareholders may become participants in the Plan by completing and signing an enrollment form (Enrollment Form) and non-shareholders may become participants by completing and signing an application (Application).

An Enrollment Form or Application may be obtained by contacting the Agent at 1-888-777-0321 or by visiting their website at www.amstock.com and downloading the forms.

The Enrollment Form and Application require a participant to choose a reinvestment option for participation in the Plan. By checking the appropriate box a participant may select:

•	Full Dividend Reinvestment—Automatic reinvestment of cash dividends on all of the participant’s shares of common stock.

•	Partial Dividend Reinvestment—Cash dividends received on that portion of Registered Shares you specify for reinvestment will be reinvested, and you will receive cash dividends on any remaining Registered Shares that are not specified for reinvestment. Any Plan Shares will be reinvested.

•	Full Cash Payments Only—All cash dividends on all of the participant’s shares of common stock will be paid to participants by check or through electronic deposit.

•	Optional Cash Purchases Only—Cash dividends on all Registered Shares and Plan Shares will be paid to participants by check or through electronic deposit. The amount of optional cash payments which may be made by a participant may not exceed $250,000 per calendar year, which maximum amount may be waived at our discretion.

Under any of the investment options, a participant may make optional cash investments of a minimum of $50 (or a minimum of $250 for the initial investment by a non-shareholder) and a maximum of $250,000 per calendar year (including the initial investment) towards the purchase of additional shares of common stock, which maximum amount may be waived at our discretion.

If participants do not indicate an investment option on the enrollment form, their account will automatically be enrolled in the “Full Dividend Reinvestment” option.

Participants may change their reinvestment options by completing the tear-off portion of their Investment Statement of account or an enrollment form and sending it to the Agent. Changes will become effective as soon as practicable after they are received. Any change in reinvestment options must be received by the dividend record date (see Question 10, below) in order to be effective on the related payment date.

Dividend Reinvestment

10.	HOW AND WHEN WILL CASH DIVIDENDS BE REINVESTED?

Each cash dividend payment date on the common stock will be an Investment Date under the Plan; which means that, for participants who choose to reinvest dividends, the dividend payments on such payment date will be used to purchase additional shares of common stock as of such payment date. Common stock cash dividend payment dates are specified by the Board and are ordinarily the fifteenth day of February, May, August and November and corresponding record dates normally precede payment dates by approximately 15 days.

If NW Natural is meeting the requirements of the Plan with common stock purchased in the open market or in privately negotiated transactions, the Purchasing Representative will determine the exact timing of such purchases and the number of shares to be purchased, depending on the amount of reinvested dividends, market conditions and the requirements of federal securities laws, and the purchased shares will be credited to a participant’s Plan account as of the applicable Investment Date. If NW Natural elects to issue authorized but unissued shares of common stock directly to the Agent, these shares will be issued by NW Natural and credited to a participant’s Plan account as of the applicable Investment Date. The determination of the price for purchases of Plan Shares is explained in Question 17. In any case, dividends not invested in shares of common stock within 30 days of the dividend payment date will be returned, without interest, to the participant.

If a participant’s Enrollment Form is received by the Agent on or before the record date for a dividend payment, the dividend payable on such Investment Date will be used to purchase additional shares of common stock as of such Investment Date, unless the Enrollment Form indicates “Optional Cash Purchases Only.” If the Enrollment Form is received after the record date for any such cash dividend payment date, the reinvestment of dividends will start with the next dividend payment date. If a certificate representing Registered Shares to be deposited for safekeeping, together with a completed Safekeeping Authorization Instruction, is received on or before the record date for a dividend payment, reinvestment of dividends on such shares will begin with that dividend. If such certificate and Instruction are received after the record date for a dividend payment, reinvestment of dividends will begin with the next dividend payment date unless a participant already has elected “Full Dividend Reinvestment” for such shares.

For example, a dividend payable February 15 will be reinvested if a completed Enrollment Form, or a certificate and a completed Safekeeping Authorization Instruction, is received by the Agent on or before the record date of January 31. If the Enrollment Form, or such certificate and Instruction, is received after January 31, but on or before the record date for the next dividend payment, the first dividend reinvested will be the dividend payable May 15.

Optional Cash Payments

11.	WHO IS ELIGIBLE TO MAKE OPTIONAL CASH PAYMENTS?

All Plan participants, whether or not they have authorized the reinvestment of dividends, are eligible to make optional cash payments.

12.	HOW ARE OPTIONAL CASH PAYMENTS MADE?

A Plan participant may make an initial cash investment when enrolling by enclosing a check with the Enrollment Form or Application. Checks should be made payable to “American Stock Transfer & Trust Co., LLC” and returned to the address specified or in the envelope provided. Thereafter, optional cash payments may be made by using the cash payment form attached to the statement of account, or through the Automatic Monthly Deduction Form (see Question 13). If a participant uses the cash payment form, the same amount of money need not be sent each month and there is no obligation to make an optional cash purchase each month. Participants may also elect to make optional cash payments by accessing their participant accounts at www.amstock.com.

13.	WHAT IS THE AUTOMATIC MONTHLY DEDUCTIONS PROGRAM AND HOW DOES IT WORK?

The Plan offers a program which allows participants to make optional cash purchases by authorizing automatic payments from bank accounts designated by the participants. Payments made through this method which must be the same amount each month as designated by the participant, are deducted on or about the 10th of each month and are invested on or about the 15th of each month. For an Automatic Monthly Deduction Form, please contact the Agent.

14.	WHAT ARE THE LIMITATIONS ON MAKING OPTIONAL CASH PAYMENTS?

There is a $50 minimum amount required for optional cash payments by shareholders, except as provided in Question 20. In case of an initial optional cash payment by a non-shareholder, such optional cash payments cannot be less than $250. The maximum aggregate optional cash payment that may be made by a participant in any calendar year cannot exceed $250,000, which maximum amount may be waived at our discretion.

15.	WHEN WILL OPTIONAL CASH PAYMENTS BE INVESTED?

Investment Dates for optional cash payments will occur monthly, usually on or about the 15th day of each month. Purchases may be made over a period of several days in the case of market purchases. All such purchases will be aggregated and credited to participants’ accounts on the Investment Date occurring on or after receipt of the optional cash payment.

The Agent must receive optional cash payments at least three business days prior to an Investment Date to be invested on that Investment Date. Otherwise, the Agent will hold the optional cash payments for investment until the next Investment Date. Optional cash payments which remain uninvested more than 35 days following receipt by the Agent will be returned, without interest, to the participant. Optional cash payments received by the Agent will be returned to the participants upon written request received by the Agent at least three business days prior to the Investment Date following their receipt. No interest will be paid by NW Natural or the Agent on any cash investments received by the Agent pending investment.

Purchases

16.	HOW MANY SHARES OF COMMON STOCK WILL BE PURCHASED?

The number of shares to be purchased under a Plan depends on the amount of a participant’s funds available for investment and the price of the shares. The funds available for investment depend on what has been authorized in regard to dividend reinvestment, plus any optional cash payments made. In every case, available funds will be fully invested in both whole and fractional shares of common stock (computed to three decimal places). No one can predict the number of shares that will be purchased for Plan participants during a particular purchase period, and Plan participants cannot direct the purchase of a specific number of shares.

17.	WHAT IS THE PRICE OF SHARES PURCHASED FOR THE PLAN?

If the Agent purchases authorized but unissued shares of common stock directly from NW Natural, the price of such shares will be the average of the high and low sales prices of NW Natural’s common stock on the trading day preceding the applicable Investment Date reported on the consolidated tape for the NYSE listed companies administered by the Consolidated Tape Association.

The purchase price of shares purchased in respect of any Investment Date on the NYSE or through privately negotiated transactions will be the average price (including brokerage fees) paid by the Purchasing Representative to obtain such shares.

The Purchasing Representative may offset purchases of shares against sales of shares to be made for participants under the Plan with respect to an Investment Date, resulting in a net purchase or a net sale of shares.

18.	WHAT IS THE SOURCE OF SHARES PURCHASED FOR THE PLAN?

NW Natural, at its discretion, may elect to satisfy the requirements of the Plan with either (i) authorized but unissued shares of common stock, (ii) shares of common stock purchased in the open market or in privately negotiated transactions, or (iii) any combination of the foregoing. If NW Natural elects to purchase shares of common stock in the open market or in privately negotiated transactions, the Purchasing Representative will make all such purchases necessary to meet the requirements of the Plan. Shares purchased in any month on the NYSE or through privately negotiated transactions will be purchased, at the discretion of the Purchasing Representative, during the period beginning on the third trading day prior to the Investment Date for that month and typically ending by the fifth trading day after the Investment Date. Other than establishing the length of any such investment period incorporated into the Plan, NW Natural does not exercise any direct or indirect control over the timing or price of purchases made by the Purchasing Representative.

NW Natural cannot change its determination that shares will be purchased on the open market or in privately negotiated transactions or directly from NW Natural more frequently than once every three months.

19.	ARE ANY FEES OR EXPENSES INCURRED BY PARTICIPANTS?

In most cases, NW Natural will pay the fees and expenses to operate the Plan. However, there are some service fees and brokerage commissions which will be charged directly to participants. Participants will incur no broker fees, commissions or other charges for authorized but unissued shares purchased directly from NW Natural. Participants in the Plan will bear the cost of brokerage fees and commissions, any service charges and applicable taxes related to shares purchased or sold on the open market or in privately negotiated transactions.

A service fee of up to $30 will be assessed for each item that is returned for insufficient funds. The Agent may place a hold on the account until the “insufficient funds” fee is received, sell shares from the account to collect the “insufficient funds” fee, or withhold the amount of the “insufficient funds” fee from future optional cash investments.

See Question 24 for fees associated with Safekeeping and Question 20 for service fees associated with the sale of shares.

NW Natural reserves the right at any time to change fees or to charge participants (including those who do not reinvest dividends) other fees, including but not limited to administrative, setup and handling fees. Notice of such future changes or additional fees will be sent to participants at least 30 days prior to their effective date.

Sales and Termination from the Plan

20.	MAY PARTICIPANTS SELL OR WITHDRAW ALL OR A PORTION OF THEIR SHARES FROM THE PLAN?

Yes. Any participant may withdraw from the Plan, request that Plan Shares be moved to NW Natural’s direct registration system (DRS), request that a certificate be issued for Plan Shares, or request that all or a portion of the whole Plan Shares be sold and that the cash proceeds, less any fees discussed below, be forwarded to the participant. Participation in the Plan is entirely voluntary. In order to withdraw shares from the Plan, a participant must notify the Agent either in writing by using the transaction request form attached to the bottom of the statement or through the website at www.amstock.com that the participant wishes to withdraw.

A stock certificate for any whole number of shares may be issued from a Plan account or any whole number of shares can be moved to the DRS as soon as practicable after it is requested by a participant or upon termination of the Plan by NW Natural. Certificates for whole shares withdrawn from the Plan will be registered under the name in which the participant’s certificates were registered upon entering the Plan. A cash payment will be made for any fraction of a share.

If a termination request does not specify the manner of distribution of shares, we will move the whole number of shares in that account to the DRS and issue a check for the value of any remaining fractional shares. The Plan administrator will only issue certificates for whole shares.

Except as otherwise provided in the following paragraph, any sale of whole shares will be made within two business days after receipt of the request by the Agent. The participant will receive the proceeds of the sale, less a service charge of $15, and any applicable brokerage fees or commissions and any withholding required under applicable tax laws, from the sale of the whole shares sold at the participant’s request, and a cash payment for any fraction of a share credited to the participant’s account.

A participant may withdraw from the Plan at any time if notice is received at least three business days prior to a payable date, in such case the dividend will be paid in cash. If a participant’s request is received less than three business days prior to the payable date, then the immediate dividend will be reinvested and all subsequent dividends will be paid in cash.

If a participant disposes of all Registered Shares, NW Natural, at its option, either may treat such disposal as a notice of withdrawal or may continue to reinvest the dividends on Plan Shares.

Reports to Participants

21.	HOW WILL PARTICIPANTS BE ADVISED OF THEIR PURCHASE OF SHARES OF COMMON STOCK AND OTHER ACTIVITY IN THEIR PLAN ACCOUNTS?

As soon as practicable after purchases for their accounts, statements will be mailed to participants advising them of their investments. The statements are participants’ continuing record of the cost of their purchases and should be retained for income tax purposes. In addition, participants will receive copies of the same communications sent to every other holder of shares of common stock, including NW Natural’s annual report, notice of annual meeting and proxy statement, and income tax information form reporting dividends paid.

Certificates for Shares; Direct Registration System

22.	WILL STOCK CERTIFICATES AUTOMATICALLY BE ISSUED FOR SHARES OF COMMON STOCK ACQUIRED UNDER THE PLAN?

No. Unless requested otherwise as described below or the account is terminated, the number of shares purchased under the Plan and any shares deposited with the Agent for safekeeping will be held by the Agent or its nominee for the participants. At any time, a participant may request the Agent to send him a certificate for any whole shares credited to the participant’s account. Any remaining whole shares and fraction of a share will continue to be credited to the participant’s account. This service protects against loss, theft or destruction of stock certificates.

Certificates for fractional shares will not be issued under any circumstances.

Shares credited to Plan accounts may not be used as collateral. To use Plan shares as collateral, participants must request that a certificate be issued in their name or request the Agent to move the Plan shares to book-entry form under the DRS.

A participant’s Plan account is maintained in the same name in which the participant’s certificates were registered when he or she entered the Plan or if a participant enrolled in the Plan directly, the account is maintained in the name as shown on NW Natural’s records at the time the participant enrolled.

A participant can request stock certificates or can request to move to the DRS any number of whole shares credited to its Plan account, and may make such request without withdrawing from the Plan. There is no charge for this service. The DRS permits an investor to hold NW Natural common stock as the registered owner in book-entry registration form on the stock transfer books of NW Natural, with no need for a physical stock certificate.

A participant must make a written request to the Agent by:

1) completing the transaction request form attached to the bottom of its statement or

2) submitting a letter of instruction indicating the Plan account number and registration.

The request should indicate the number of shares to be certificated or moved to DRS and must be signed by all Plan account owners. A participant must make a separate request each time a certificate or movement to DRS is requested. We process requests as soon as practicable after we receive them. We will continue to hold any remaining full and fractional shares in the participant’s Plan account. Fractional shares cannot be issued in certificate form or moved to DRS.

Certificating a participant’s Plan shares or moving them to DRS does not automatically stop dividend reinvestment. We will continue to follow existing instructions regarding payment or reinvestment of dividends on shares moved to certificate form or DRS until we receive new instructions. To make a change in method of dividend payment, a participant must make a request in writing as more fully described under “Dividend Reinvestment”.

Transfer of Shares Held in the Plan

23.	CAN PLAN SHARES BE TRANSFERRED?

Upon written request, Plan shares can be transferred into names other than the account name, subject to compliance with any applicable laws and the payment by the participant of any applicable taxes, provided that the request is accompanied by a duly executed stock power that bears the signature(s) of the participant(s) and the signature(s) is/are Medallion Guaranteed by a financial institution, such as a commercial bank or a brokerage firm, that is a member of either the STAMP, SEMP or MSP Medallion Guarantee programs. Unless instructed otherwise, the Agent will hold the transferred shares in an account in the transferee’s name in the Plan and apply the same dividend reinvestment options as existed with respect to the transferred account.

Safekeeping Service for Common Stock Certificates

24.	WHAT IS THE PLAN’S SAFEKEEPING SERVICE AND HOW DOES IT WORK?

A participant may elect to deposit Registered Shares into his or her Plan account for safekeeping as Plan Shares. Any lost certificates must be replaced before a participant may deposit the shares represented by such certificate. A participant may elect to have cash dividends on shares deposited for safekeeping reinvested under the Plan.

Certificates representing Registered Shares to be deposited for safekeeping should be sent, together with a completed Safekeeping Authorization Instruction, by registered mail to the Agent. Certificates should not be endorsed. A Safekeeping Authorization Instruction may be obtained from the Agent at any time. The participant will incur a service fee of $7.50 for the handling of each safekeeping request.

It is suggested that participants use registered mail when sending stock certificates, declaring a value equal to 3% of the market value of the shares on the date of mailing. This amount would be the approximate cost of replacing the certificates should they be lost in the mail.

It is the responsibility of the participant to retain his or her records relative to the cost of any shares represented by certificates deposited for safekeeping.

Minimum Share Ownership

25.	IS THERE A MINIMUM SHARE OWNERSHIP REQUIREMENT?

A participant must continue to own at least one share of our common stock or the participant’s account will be closed. Any fractional shares will be liquidated at our expense and the proceeds mailed to the participant at the address on file. At our discretion, we may waive this requirement.

Other Information

26.	WHAT HAPPENS IF NW NATURAL ISSUES A STOCK DIVIDEND OR DECLARES A STOCK SPLIT?

Any dividend payable in stock or split shares distributed by NW Natural on Plan Shares, both full and fractional, will be credited to the participant’s account. Such stock dividends or split shares distributed on Registered Shares will be mailed directly to the participant in the same manner as to the shareholders who are not participating in the Plan.

Transaction processing may be curtailed or suspended until the completion of any stock dividend, stock split or other corporate action.

27.	HOW WILL A PARTICIPANT’S PLAN SHARES BE VOTED AT A MEETING OF SHAREHOLDERS?

Participants will be sent notices of meetings, proxy statements and proxy forms for each shareholder’s meeting. Plan Shares, including fractional Plan Shares, will be voted as the participant directs. Registered Shares will be voted directly by the participant.

The proxy card sent to each participant in connection with any annual or special meeting of shareholders will represent all Registered Shares, if any, and all Plan Shares owned by such participant.

As in the case of non-participating shareholders, if no instructions are indicated on the properly signed and returned proxy card, all of the participant’s shares—Registered Shares, if any, and Plan Shares—will be voted as provided on the proxy card. If the proxy card is not returned or if the participant does not grant a proxy by voting by telephone or the Internet, the participant’s shares may be voted only if the participant or a duly appointed representative votes in person at the meeting.

28.	WHAT ARE NW NATURAL’S AND THE AGENT’S RESPONSIBILITIES UNDER THE PLAN?

Neither NW Natural nor the Agent administering the Plan will be liable for any act done in good faith or for any good faith omission to act including, without limitation, any claim of liability arising out of failure to terminate a participant’s account upon such participant’s death or with respect to the prices at which shares of common stock are purchased or sold for the participant’s account and the times when such purchases or sales are made or with respect to any fluctuation in the market value after the purchase or sale of shares.

Participants should recognize that NW Natural cannot assure a profit or protect against a loss on the shares purchased or sold under the Plan.

USE OF PROCEEDS

NW Natural will receive proceeds from the purchase of its common stock pursuant to the Plan only to the extent that those purchases are of newly issued shares of its common stock made directly from NW Natural, and not from open market purchases. Any proceeds that NW Natural receives from purchases of newly issued shares will be added to NW Natural’s general funds and used to finance, in part, its continuing utility construction program and for general corporate purposes. NW Natural cannot estimate the amount of any such proceeds at this time.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

NW Natural believes the following is an accurate summary of certain United States federal income tax consequences of participation in the Plan. This summary does not describe all of the material United States federal income tax considerations that may be relevant to participants in light of their particular circumstances or to participants that are subject to special rules, such as certain financial institutions, banks, insurance companies, tax-exempt entities, certain former citizens or residents of the United States, dealers in securities, traders in securities that elect to use a mark-to market method of accounting for federal income tax purposes, partnerships and other pass through entities and persons that would hold common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction and participants whose functional currency is not the U.S. dollar. This summary applies to U.S. taxpayers only, except where otherwise stated. In addition, this summary does not address the effect of any state, local or other tax laws, including non-U.S. tax laws, or any U.S. federal estate, gift or alternative minimum tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended, administrative pronouncements, judicial decisions and final, temporary and proposed regulations, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. You are urged to consult your tax or financial advisor with respect to federal, state, local, and other tax laws which apply to your specific situation.

Dividend Reinvestment

With respect to reinvested cash dividends used to purchase shares in the open market, a participant will be treated for federal income tax purposes as having received on the dividend payment date a distribution in an amount equal to the cash reinvested, plus any brokerage fees paid by the Purchasing Agent to obtain the shares.

That amount will be treated as dividend income to the participant to the extent of NW Natural’s current or accumulated earnings and profits, as determined for federal income tax purposes. To the extent that such distribution exceeds NW Natural’s current or accumulated earnings and profits, the excess will constitute a return of capital that will reduce your basis in NW Natural common stock, but not below zero, and will then be treated as capital gain. The initial tax basis of the shares so purchased will be equal to the amount of the cash reinvested, plus any brokerage fees paid by the Purchasing Agent.

With respect to reinvested cash dividends that are used to acquire shares of common stock directly from NW Natural, a participant will be treated for federal income tax purposes as having received on the dividend payment date a distribution in an amount equal to the fair market value on that date of the full number of shares and any fractional shares purchased with the reinvested dividends. The fair market value of those shares on the dividend payment date will be treated as dividend income to the participant to the extent of the current and accumulated earnings and profits of NW Natural, as determined for federal income tax purposes. To the extent that such distribution exceeds NW Natural’s current or accumulated earnings and profits, the excess will constitute a return of capital that will reduce your basis in NW Natural common stock, but not below zero, and will then be treated as capital gain. The initial tax basis of the shares so purchased will be equal to the fair market value of those shares on the dividend payment date.

Certain dividends, as qualified dividend income to you, are currently eligible for the reduced maximum tax rate to individuals of 20% (lower rates apply to individuals in lower tax brackets). A dividend will not be treated as qualified dividend income to the extent that: (i) the shareholder has not held the shares on which the dividend was paid for more than 60 days during the 121-day period that begins on the date that is 60 days before the ex-dividend date;, ii) the shareholder is under an obligation (whether pursuant to a short sale or otherwise) to make related payments with respect to substantially similar or related property; or (iii) the shareholder elects to treat such dividend as investment income under section 163(d)(4)(B) of the Code. If such dividends do not qualify for the reduced rates, they will be taxable at regular ordinary income tax rates (at a maximum rate of 39.6%).

In the case of corporate shareholders, dividends received under the Plan as described above will generally, and subject to certain limitations (including certain holding period limitations), be treated as a qualifying dividend. Corporate shareholders are generally entitled to a dividends-received deduction if certain conditions are satisfied. All qualifying dividends (including the deducted portion) must be included in the corporate shareholder’s alternative minimum taxable income calculation.

In addition, investment earnings, such as dividends and gains from the sale or exchange of our common stock, will be subject to a 3.8% Medicare tax in the hands of individuals having adjusted gross income in excess of $200,000 ($250,000 if married and filing jointly) (the “Medicare Tax”). The same tax will apply in the case of certain trusts and estates.

Other Purchases

Participants who purchase common stock through voluntary payments to the Plan are not treated for federal income tax purposes as recognizing income by virtue of the voluntary payment. A participant’s share of any brokerage commissions paid by the Purchasing Agent in respect of such purchases will constitute taxable income to such participant. The tax basis of shares of common stock purchased with optional cash payments will equal the amount invested, plus the amount included in income as a result of brokerage commissions paid by the Purchasing Agent in respect of such purchases.

Sales

Gain or loss will be recognized by a participant when whole and fractional shares are sold pursuant to the participant’s request to sell shares held in the Plan and when whole shares are sold by the participant. A participant who receives on termination of participation or termination of the Plan a cash adjustment for a fractional share interest will recognize gain or loss with respect to such fraction. Such gain or loss will be measured by the difference between the amount the participant receives and his or her tax basis for the shares, or fraction of a share, sold. Any gain or loss so recognized by a shareholder who is not a dealer in securities will generally, for individual shareholders, be treated as a long-term capital gain or loss if the shares have been held for more than twelve months and otherwise will be treated as a short-term capital gain or loss. Note that the Medicare Tax will apply to gains from the sale of our common stock.

Cost Basis

The statements you receive from the Plan administrator are your continuing record of the cost of your purchases and should be retained for tax purposes.

Treasury Regulations require dividend reinvestment plan participants to reinvest at least 10 percent of all dividends (if any) paid on each share they hold in the Plan in order for the participants to use the “average basis method” when determining the tax basis of any shares sold. NW Natural’s Plan has not adopted this requirement because it would force participants to reinvest dividends. Consequently, participants will not be able to use the “average basis method” in determining the tax basis of any shares they sell under the Plan. The Plan has adopted the first-in, first-out “FIFO” method as its default method when determining the tax basis of any shares sold. Participants may designate their preference for “specific identification” cost basis at the time of the request for the sale by identifying this preference in writing to the Plan administrator.

Tax Reporting

The Internal Revenue Service (IRS) Form 1099-DIV mailed to each participant with respect to each year will report the dividend income realized by the participant during the year, including such participant’s share of brokerage fees paid by NW Natural in respect of reinvested dividends or optional cash investments. That income may differ from the total of the reinvested dividends. An IRS Form 1099-B will be furnished to the participant in respect of any sales of shares through the Plan.

Withholding

NW Natural will be required in certain cases to withhold in the form of backup withholding at a 28% withholding rate and remit to the U.S. Treasury the amount withheld on amounts payable to any shareholder who: (i) has provided NW Natural either an incorrect tax identification number or no number at all; (ii) is subject to backup withholding by the IRS for failure to properly report payments of interest or dividends; (iii) has failed to certify to NW Natural that such shareholder is not subject to backup withholding; or (iv) has failed to certify to NW Natural that the shareholder is a U.S. person (including a resident alien). Participants who are not U.S. persons (i.e., nonresident alien individuals and foreign corporations, partnerships, trusts and estates) are generally subject to U.S. withholding tax with respect to dividends on shares held in their accounts. The amount of withholding is determined in accordance with U.S. Treasury Regulations (which may, among other things, permit withholding from the gross amount of a dividend, without regard to earnings and profits) and is imposed at a 30 percent rate, unless a lower rate is provided for in an applicable income tax treaty. Other participants may be subject to U.S. backup withholding.

For participants who are subject to U.S. withholding tax or backup withholding, NW Natural or the applicable withholding agent will withhold the required taxes from the gross dividends or proceeds from the sale of the shares. The dividends or proceeds of a sale received by the participant, or dividends reinvested on behalf of the participant, will be net of the withheld amounts. Additionally, , dividends received by shareholders who own their shares through foreign accounts or foreign intermediaries will be subject to withholding tax at a 30% rate if certain disclosure requirements related to U.S. accounts or ownership are not satisfied (the FATCA rules). Beginning after December 31, 2018, the FATCA rules will also apply to proceeds of sales in respect of NW Natural shares.

The information explained above is only a summary and does not purport to be a complete description of all tax consequences of participation in the Plan. The description may be affected by future legislation, IRS rulings and regulations, or court decisions. In addition, the taxation of foreign shareholders, except as noted, is not discussed in this prospectus. Accordingly, you are urged to consult your own tax advisors with respect to the federal, state, local and foreign tax consequences of your participation in the Plan.

DESCRIPTION OF COMMON STOCK

General

The following is a summary of certain rights and privileges of NW Natural’s common stock. This summary description does not purport to be complete. Reference is made to NW Natural’s Amended and Restated Articles of Incorporation, amended as of June 3, 2008, and Bylaws, as amended through May 22, 2014, which are incorporated herein by reference. The following statements are qualified in their entirety by such references.

Under NW Natural’s Amended and Restated Articles of Incorporation, NW Natural is authorized to issue 100,000,000 shares of common stock and 3,500,000 shares of preferred stock. At October 21, 2016, 27,557,756 shares of common stock were outstanding and no shares of preferred stock were outstanding.

The Board of Directors is authorized under NW Natural’s Amended and Restated Articles of Incorporation to provide for the issuance from time to time of preferred stock in one or more series, and as to each series to fix and determine the relative rights and preferences, serial designation, dividend rate, redemption prices, voluntary and involuntary liquidation prices, sinking fund provisions for the redemption or purchase of shares, if any, and conversion provisions, if any, applicable to shares of such series.

Dividends and Liquidation Rights

Except as hereinafter stated, the common stock is entitled to receive such dividends as are declared by the Board of Directors and to receive ratably on liquidation any assets which remain after payment of liabilities. NW Natural has an authorized class of senior capital stock, referred to as preferred stock, none of which is currently outstanding. NW Natural’s preferred stock is entitled in preference to the common stock (1) to cumulative dividends at the annual rate fixed for each series by the Board of Directors, and (2) in voluntary and involuntary liquidation, to the amounts fixed for each series by the Board of Directors, plus in each case, unpaid accumulated dividends.

Dividend Limitations

Should dividends on the preferred stock be in arrears, no dividends on the common stock may be paid or declared. Future series of the preferred stock could contain sinking fund, purchase or redemption obligations under which no dividends on the common stock may be paid or declared while such obligations are in default. Common stock dividends also may be restricted by the provisions of future instruments pursuant to which NW Natural may issue long-term debt.

Voting Rights

Except as provided by law or by resolutions establishing any series of preferred stock, only the common stock has voting rights. Cumulative voting is permitted by the Amended and Restated Articles of Incorporation to holders of common stock at elections of directors.

Classification of the Board of Directors

The Board of Directors of NW Natural may consist of not less than 9 nor more than 13 persons, as determined by the Board, divided into three classes as nearly equal in number as possible. The number of directors as of the date of this prospectus is 10. One class is elected for a three-year term at each annual meeting of shareholders. Vacancies, including those resulting from an increase in the size of the Board, may be filled by a majority vote of the directors then in office, to serve until the next annual meeting of shareholders. One or more of the directors may be removed, with or without cause, by the affirmative vote of the holders of not less than two-thirds of the shares entitled to vote thereon; provided, however, that if fewer than all of the directors should be candidates for removal, no one of them shall be removed if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the class of directors of which such director shall be a part. Except for those persons nominated by the Board, no person shall be eligible for election as a director unless a request from a shareholder entitled to vote in the election of directors that such person be nominated and such person’s consent thereto shall be delivered to the Secretary of NW Natural within the time period specified in advance of the meeting at which such election shall be held. The foregoing provisions may not be amended or repealed except by the affirmative vote of the holders of not less than two-thirds of the shares entitled to vote at an election of directors.

Business Transactions with Related Persons

NW Natural shall not enter into any business transaction with a related person or in which a related person shall have an interest (except proportionately as a shareholder of NW Natural) without first obtaining both (1) the affirmative vote of the holders of not less than two-thirds of the outstanding shares of the capital stock of NW Natural not held by such related person, and (2) the determination of a majority of the continuing directors that the cash or fair market value of the property, securities or other consideration to be received per share by the holders, other than such related person, of the shares of each class or series of the capital stock of NW Natural in such business transaction shall not be less than the highest purchase price paid by such related person in acquiring any of its holdings of shares of the same class or series, unless the continuing directors by a majority vote shall either (a) have expressly approved the acquisition of the shares of the capital stock of NW Natural that caused such related person to become a related person, or (b) have expressly approved such business transaction. As used in this paragraph: a “business transaction” includes a merger, consolidation, plan of exchange or recapitalization, a purchase, sale, lease, exchange, transfer, mortgage or other disposition of all or a substantial part (10% or more of the fair market value of the assets) of the property and assets of NW Natural or a related person, an issuance, sale, exchange or other disposition of securities of NW Natural and a liquidation, spin-off or dissolution; a “related person” includes a person, organization or group thereof owning 10% or more of the capital stock of NW Natural; “continuing directors” are those whose nominations for directorship shall have been approved by a majority of the directors in office on April 9, 1984 or by a majority of the then continuing directors. The foregoing provisions may not be amended or repealed except by the affirmative vote of the holders of not less than two-thirds of the shares of the capital stock of NW Natural (other than shares held by related persons).

Preemptive Rights

The holders of the common stock have no preemptive rights.

Other Provisions

The issued and outstanding shares of NW Natural’s common stock are, and the common stock offered hereby will be, fully paid and nonassessable.

Certain Anti-Takeover Matters

NW Natural’s Amended and Restated Articles of Incorporation and Bylaws include a number of provisions that may have the effect of discouraging persons from acquiring large blocks of its stock or delaying or preventing a change in its control. The material provisions that may have such an effect include:

•	establishment of a classified Board of Directors, whereby approximately only one-third of the board stands for election each year;

•	limitations on certain business transactions (including mergers, consolidations, plans of exchange) with any person or entity and any persons or entities related thereto who beneficially own 10 percent or more of the capital stock of NW Natural;

•	authorization for NW Natural’s Board of Directors (subject to any applicable law) to issue preferred stock in series and to fix rights and preferences of the series;

•	advance notice procedures with respect to nominations of directors or proposals other than those adopted or recommended by NW Natural’s Board of Directors; and

•	requirement that holders of not less than two-thirds of the shares entitled to vote are required to remove directors or to amend certain provisions of NW Natural’s Amended and Restated Articles of Incorporation.

NW Natural is subject to the provisions of sections 60.825 to 60.845 of the Oregon Business Corporation Act (the “Oregon Business Combinations Act”) which generally provide that in the event a person or entity acquires 15% or more of NW Natural’s voting stock (“interested shareholder”), NW Natural and such interested shareholder and any affiliate, may not engage in the following business combinations for a period of three years following the date that person became an interested shareholder:

•	a merger or plan of share exchange;

•	any sale, lease, mortgage or other disposition of the assets of the corporation where the assets have an aggregate market value equal to 10% or more of the aggregate market value of NW Natural’s assets or outstanding capital stock; and

•	transactions that result in the issuance of capital stock to the shareholder that acquired 15% or more of the voting stock.

These restrictions do not apply if:

•	the Board of Directors approved either the business combination or the share acquisition that resulted in the person becoming an interested shareholder before the time such person became an interested shareholder;

•	as a result of the share acquisition, the person became an interested shareholder and 85% owner of the outstanding voting stock, excluding shares owned by persons who are directors and also officers and shares owned by certain employee benefit plans; or

•	on or after the date the person became an interested shareholder, the business combination transaction is approved by the Board of Directors and authorized by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested shareholder.

NW Natural is also subject to the provisions of Sections 60.801 to 60.816 of the Oregon Business Corporation Act (the “Oregon Control Share Act”), which generally provide that a person who acquires voting stock in a transaction which results in such person holding more than 20%, 33-1/3% or 50% of the total voting power cannot vote the shares it acquires in the acquisition unless voting rights are accorded to such control shares by the holders of a majority of the outstanding voting shares, excluding the control shares held by such person and shares held by officers and inside directors, and by the holders of a majority of the outstanding voting shares, including the control shares held by such person and shares held by officers and inside directors. This vote would be required at the time an acquiring person’s holdings exceed 20% of the total voting power, and again at the time the acquiring person’s holdings exceed 33-1/3% and 50%, respectively. The acquiring person may, but is not required to, submit to NW Natural an “acquiring person statement” setting forth certain information about the acquiring person and its plans with respect to NW Natural. The acquiring person statement may also request that NW Natural call a special meeting of shareholders to determine whether the control shares will be allowed to retain voting rights. If the acquiring person does not request a special meeting of shareholders, the issue of voting rights of control shares will be considered at the next annual meeting or special meeting of shareholders that is held more than 60 days after the date of the acquisition of control shares. Shares are not deemed to be acquired in a control share acquisition if, among other things, they are acquired from the issuing corporation, or are issued pursuant to a plan of merger or exchange effected in compliance with the Oregon Business Corporation Act and the issuing corporation is a party to the merger or exchange agreement.

The Oregon Control Share Act and the Oregon Business Combinations Act have anti-takeover effects because they will encourage any potential acquirer to negotiate with NW Natural’s Board of Directors and will also discourage potential acquirers unwilling to comply with the provisions of these laws. An Oregon corporation may provide in its articles of incorporation or bylaws that the laws described above do not apply to its shares. NW Natural has not adopted such a provision.

NW Natural is also subject to Oregon Revised Statutes Chapter 757.511 which generally provides that no person, directly or indirectly, shall acquire the power to exercise any substantial influence over the policies and actions of a public utility without first securing from the Oregon Public Utility Commission (“OPUC”) an order authorizing such acquisition if such person is, or by such acquisition would become, an “affiliated interest” with such public utility as defined by Oregon law. Any applicant requesting such an order bears the burden of showing that granting the application is in the public interest. This provision of Oregon law may have anti-takeover effects by subjecting potential acquisitions to OPUC review and approval.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGALITY

The legality of the common stock will be passed upon for NW Natural by MardiLyn Saathoff, Esquire, Senior Vice President, Regulation and General Counsel of NW Natural, and by Morgan, Lewis & Bockius LLP, New York, New York. Ms. Saathoff is regularly employed by NW Natural, participates in various NW Natural employee benefit plans under which she may receive shares of common stock and currently beneficially owns less than one percent of the outstanding shares of common stock of NW Natural.